EXHIBIT 99

[LOGO APPEARS HERE]		Marriott Drive
	Marriott International, Inc.	Washington, D.C. 20058
	Corporate Headquarters	(301) 380-7770

NEWS

CONTACT:	Tom Marder (301) 380-2553 thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS EPS FROM CONTINUING OPERATIONS  OF $0.36 FOR THE FIRST QUARTER OF 2003, UP 13% FROM 2002

WASHINGTON, D.C. – April 24, 2003 – Marriott International, Inc. (NYSE:MAR) today reported diluted earnings per share from continuing operations of $0.36 in the first quarter of 2003, up 13 percent from the 2002 first quarter. Income from continuing operations, net of taxes, for the quarter was $87 million, up from $82 million a year ago. Synthetic fuel operations contributed approximately $19 million after-tax ($0.08 per share) during the first quarter of 2003 compared to $2 million after-tax ($0.01 per share) in the prior year quarter.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “Although the lodging industry felt the negative effects of the soft global economy compounded by the war in Iraq in the first quarter, Marriott continued to benefit from its business model and strong balance sheet. In the first quarter of 2003, our base management and franchise fees were up $8 million, or 6 percent, from a year-ago. Given the strength of our balance sheet, we have repurchased 5.5 million shares of Marriott International stock since year end 2002 for a total cost of $174 million.

“In difficult times like these, owners and franchisees continue to select the strongest brands. With our partners, we added 8,028 rooms to our system in the first quarter. Roughly 35 percent (2,844 rooms) of these rooms were conversions of existing hotels to one of our brands. We remain confident that our management and franchise strategy, combined with our strong brands, will provide sustainable growth in market share and profits over the long term.”

MARRIOTT LODGING profits decreased $6 million, or 4 percent, to $147 million during the first quarter of 2003, primarily reflecting the absence of a timeshare note sale transaction in the quarter. Timeshare note sale gains were $14 million in the first quarter of 2002. Incentive management fees declined $3 million during the quarter to $29 million as lower house profit margins reduced profitability at the unit level.

For the 2003 first quarter (January 4 – March 28), revenue per available room (REVPAR) for comparable company-operated North American properties decreased by 1.5 percent, driven entirely by lower average room rates. Company-operated full-service hotels (including Marriott Hotels & Resorts, The Ritz-Carlton, and Renaissance Hotels & Resorts) experienced a REVPAR decrease of 1.7 percent in the 2003 first quarter, while Marriott’s company-operated select-service and extended-stay brands (including Courtyard, Fairfield Inn, Residence Inn, TownePlace Suites, and SpringHill Suites) posted a REVPAR decrease of 1.0 percent. Marriott’s 2003 fiscal first quarter began on January 4, 2003, while the prior year’s first quarter included the New Year’s holiday. If calculated on the calendar quarter of January 1 to March 31 for both the 2003 and 2002 first quarters, REVPAR declined by an average of 4.1 percent across Marriott’s domestic company-operated hotels during the 2003 first quarter.

Our first quarter profits for international lodging reflected greater strength than in the U.S., with REVPAR up 6.8 percent on a constant dollar basis and improved house profit margins. Lodging demand was particularly strong in the Asia/Pacific, Middle East/Africa and the Caribbean/Latin American regions during the first quarter. Beginning in late March and continuing into April, demand has declined significantly in many Asian markets as a result of Severe Acute Respiratory Syndrome (SARS).

Marriott’s timeshare business reported over 15 percent growth in contract sales in the first quarter of 2003. Contract sales were particularly strong at timeshare resorts in Aruba, Hawaii, Arizona, and Jupiter, FL, while the Orlando market continued to be soft. Profits in the timeshare business declined to $18 million in the first quarter of 2003, primarily due to the deferral of a timeshare mortgage note sale to the second quarter. We previously announced our plan to complete two note sales (in the second and fourth quarters) during 2003 versus the smaller transactions in each of the four quarters of 2002.

We added 35 hotels and timeshare resorts (8,028 rooms) to our worldwide lodging portfolio during the first quarter, while one hotel (104 rooms) and two timeshare resorts (78 rooms) exited the system. Seven Marriott Hotels & Resorts (2,357 rooms) opened during the quarter, including the properties in Waikoloa and Wailea, Hawaii that joined us from Outrigger Resorts. Four Renaissance Hotels & Resorts (1,658 rooms), six Courtyards (996 rooms), four Residence Inns (684 rooms), and five Fairfield Inns (536 rooms) also opened during the quarter. At the end of the first quarter, the company’s lodging group encompassed 2,589 hotels and timeshare resorts (471,275 rooms).

CORPORATE EXPENSES were $30 million in the first quarter of 2003 compared to $29 million a year ago. Interest expense in the 2003 first quarter was $26 million, up $7 million from a year ago, largely as a result of lower capitalized interest. Provisions for loan losses in the first quarter of 2003 were $5 million, related to reserves on two hotels. At the end of the first quarter 2003, total debt (including debt associated with discontinued operations) was $2.2 billion and cash balances totaled $525 million. We owned nine hotels at the end of the 2003 first quarter.

We repurchased 4.9 million shares of common stock during the 2003 first quarter at a total cost of $155 million and have repurchased approximately 600,000 shares to date in the second quarter. Currently, our remaining share repurchase authorization totals approximately 18 million shares.

We closed our distribution services business in 2002 and completed the sale of our senior living business in the 2003 first quarter. Therefore, we show the financial results for those businesses in discontinued operations for 2002 and 2003. Earnings per share from discontinued operations were $0.12 in the first quarter of 2003. Proceeds from the sale of our senior living business and certain related real estate assets were $266 million during the first quarter of 2003 and we recorded a $23 million after-tax gain on disposal in discontinued operations ($0.09 per share).

OUTLOOK

Based on the extraordinarily high level of uncertainty surrounding the global economy, the effect of the war in Iraq and the evolving impact of SARS, it is very difficult to forecast future operating performance. Our assumptions for the second quarter are for REVPAR trends and unit level profitability to continue at roughly the same levels as the first quarter. We currently estimate that domestic comparable managed REVPAR will decline by approximately four percent in the second quarter compared to 2002 levels and, with continued upward pressure on casualty insurance and medical benefits costs, we expect hotel house profit margins to decline.

We expect timeshare profits in the second quarter of 2003 to be between $42 million and $45 million, as a result of a higher gain on the sale of timeshare mortgage notes, offset somewhat by amortization of technology investments and lower interest income from timeshare notes.

Given the above assumptions and weaker international lodging profits, we estimate total lodging profits (including timeshare profits) will be $180 million to $190 million in the 2003 second quarter, down slightly from the 2002 second quarter. Including approximately $0.09 in earnings per share from our synthetic fuel operations, we anticipate that earnings per share from continuing operations will total $0.46 to $0.49 per share in the second quarter 2003.

For the second half of the year, we believe a fairly wide range of possible lodging demand estimates is appropriate, given the level of economic uncertainty. However, if one assumes that in the third quarter of 2003, the change in domestic comparable managed REVPAR ranges from down two percent to up two percent, no gain on timeshare mortgage note sales and $0.04 to $0.06 of after-tax earnings from synthetic fuel, we estimate EPS from continuing operations will range from $0.30 to $0.34. For the 2003 fourth quarter, assuming REVPAR ranges from flat to up four percent, completion of a timeshare mortgage note sale transaction, and $0.11 to $0.13 of after-tax earnings from our synthetic fuel operation, we estimate EPS will range from $0.64 to $0.68.

Under these assumptions, we estimate 2003 EPS from continuing operations, including synthetic fuel, would be $1.76 to $1.87.

We continue to expect to add between 25,000 and 30,000 hotel rooms annually in 2003 and 2004 to our worldwide lodging portfolio. At the end of the first quarter, the company’s pipeline of properties under construction, awaiting conversion, or approved for development was over 50,000 rooms, even after opening more than 8,000 rooms in the first quarter.

We expect investment spending in 2003 to include approximately $40 million for maintenance spending and approximately $100 million for new company-developed hotels. We anticipate timeshare investment spending to total approximately $150—$200 million. We also expect to invest $200 million in equity slivers, mezzanine financing and mortgage loans for hotels developed by our partners. We expect that total investment spending in 2003 will be roughly $500—$550 million.

We invite individual investors and members of the news media to listen to our first quarter earnings conference call on April 24 at 10:00 a.m. ET on the Internet. Go to http://www.marriott.com/investor and click on “recent investor news.” A recording of the call will be available by telephone until May 1 at 8:00 p.m. ET by calling (719) 457-0820, reservation number 341068.

Note:    This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties expected to be added in future years; expected investment spending; anticipated results from synthetic fuel operations; the completion of the sale of an interest in our synthetic fuel business; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and severity of the current economic slowdown and the pace at which the lodging industry adjusts to the continuing war on terrorism; the impact of Severe Acute Respiratory Syndrome (SARS) on travel, particularly if cases significantly increase or spread beyond the currently affected areas; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance growth; and receipt of a satisfactory Internal Revenue Service ruling in connection with the synthetic fuel sale; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with nearly 2,600 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., has approximately 129,000 employees, and was ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.

Financial Highlights

(in millions, except per share amounts)

	12 Weeks Ended March 28, 2003			12 Weeks Ended March 22, 2002			Percent better/ (worse)
	Lodging	Synthetic Fuel	Total	Lodging	Synthetic Fuel	Total
SALES
Base management fees	$92	$—	$92	$85	$—	$85
Franchise fees	52	—	52	51	—	51
Incentive management fees	29	—	29	32	—	32
Owned and leased properties	89	—	89	93	—	93
Other lodging revenue [1]	276	—	276	280	—	280
Cost reimbursements [2]	1,408	—	1,408	1,262	—	1,262
Synthetic Fuel	—	68	68	—	5	5

Total Revenues	1,946	68	2,014	1,803	5	1,808

OPERATING COSTS AND EXPENSES
Owned and leased—direct [3]	89	—	89	91	—	91
Other lodging—direct [4]	250	—	250	240	—	240
Reimbursed costs	1,408	—	1,408	1,262	—	1,262
Administrative and other [5]	52	—	52	57	—	57
Synthetic Fuel	—	127	127	—	11	11

Total Expenses	1,799	127	1,926	1,650	11	1,661

Segment Results	$147	$(59)	88	$153	$(6)	147	(40)

Corporate expenses			(30)			(29)
Interest expense			(26)			(19)
Interest income			20			19
Provision for loan losses			(5)			—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES			47			118
Benefit (Provision) for income taxes			40			(36)

INCOME FROM CONTINUING OPERATIONS			87			82	6
Discontinued operations
Senior Living Services
Income from discontinued operations, net of tax			7			4
Gain on disposal, net of tax			23			—
Marriott Distribution Services
Loss from discontinued operations, net of tax			—			(4)
Exit costs, net of tax			(1)			—

NET INCOME			$116			$82	41

EARNINGS PER SHARE—Basic
Earnings from continuing operations			$0.37			$0.34	9
Earnings from discontinued operations			0.13			—	*

Earnings per share			$0.50			$0.34	47

EARNINGS PER SHARE—Diluted
Earnings from continuing operations			$0.36			$0.32	13
Earnings from discontinued operations			0.12			—	*

Earnings per share			$0.48			$0.32	50

Diluted Shares			243.6			254.3
Basic Shares			233.9			241.9

*	Calculated percentage is not meaningful.

1	Other lodging revenue includes timeshare revenue (including note sale gains and excluding base management fees and reimbursed costs), ExecuStay revenue, land rent income, and other revenue.
2	Cost reimbursements include reimbursements from hotel owners for Marriott funded operating expenses. Marriott earns no markup on these expenses.
3	Owned and leased—direct includes operating expenses of owned or leased hotels including lease payments, pre-opening expenses and depreciation.
4	Other lodging—direct includes administrative and related expenses of the timeshare (including timeshare development, financing, gains and joint venture results, but excluding reimbursed costs) and ExecuStay business units.
5	Administrative and other expenses include lodging segment overhead, joint venture results, amortization, and gains and losses. Does not include any administrative and other expenses related to either the timeshare or ExecuStay business units.

MARRIOTT INTERNATIONAL, INC.

Business Segment Financial Results

(in millions)

	Twelve weeks ended
	March 28, 2003	March 22, 2002
SALES
Full-Service	$1,321	$1,221
Select-Service	234	207
Timeshare	267	254
Extended-Stay	124	121

Total Lodging	1,946	1,803
Synthetic Fuel	68	5

Total	$2,014	$1,808

SEGMENT FINANCIAL RESULTS
Full-Service	$95	$86
Select-Service	24	28
Timeshare	18	31
Extended-Stay	10	8

Total Lodging	147	153
Synthetic Fuel	(59)	(6)

Total	$88	$147

MARRIOTT INTERNATIONAL, INC.

Key Lodging Statistics

North American Comparable Company-Operated Properties 1

	First Quarter
	REVPAR [2]		Occupancy			Average Daily Rate
Brand	2003 vs. 2002		2003 vs. 2002			2003 vs. 2002
Marriott Hotels & Resorts	$95.11	-2.1%	68.3%	-0.3	% pts.	$139.32	-1.7%
The Ritz-Carlton	$161.97	-0.8%	63.5%	-2.0	% pts.	$255.21	2.4%
Renaissance Hotels & Resorts	$86.81	0.1%	65.1%	1.4	% pts.	$133.34	-2.0%
Composite—Full-Service	$98.57	-1.7%	67.5%	-0.2	% pts.	$146.14	-1.4%
Residence Inn	$72.10	-2.8%	74.2%	0.1	% pts.	$97.13	-2.9%
Courtyard	$62.08	-0.3%	65.9%	0.7	% pts.	$94.23	-1.4%
TownePlace Suites	$40.59	-3.6%	64.7%	-6.2	% pts.	$62.75	5.6%
Composite—Select-Service & Extended-Stay	$62.68	-1.0%	67.8%	0.2	% pts.	$92.39	-1.3%
Total North America	$85.19	-1.5%	67.6%	0.0	% pts.	$126.03	-1.5%

North American Comparable Systemwide Properties [1]
	First Quarter
	REVPAR		Occupancy			Average Daily Rate
Brand	2003 vs. 2002		2003 vs. 2002			2003 vs. 2002
Marriott Hotels & Resorts	$87.90	-1.9%	66.7%	0.3	% pts.	$131.70	-2.4%
The Ritz-Carlton	$161.97	-0.8%	63.5%	-2.0	% pts.	$255.21	2.4%
Renaissance Hotels & Resorts	$77.84	1.0%	62.4%	2.0	% pts.	$124.67	-2.2%
Composite—Full-Service	$90.00	-1.5%	65.9%	0.4	% pts.	$136.50	-2.1%
Residence Inn	$70.04	-1.2%	73.7%	0.7	% pts.	$94.99	-2.2%
Courtyard	$62.27	0.6%	66.7%	1.1	% pts.	$93.42	-1.0%
Fairfield Inn	$38.03	2.0%	59.9%	0.7	% pts.	$63.54	0.8%
TownePlace Suites	$42.30	-1.2%	66.5%	-1.6	% pts.	$63.60	1.2%
SpringHill Suites	$54.22	6.1%	66.3%	2.6	% pts.	$81.72	1.8%
Composite—Select-Service & Extended-Stay	$56.30	0.5%	66.6%	0.8	% pts.	$84.50	-0.8%
Total North America	$70.95	-0.6%	66.3%	0.7	% pts.	$106.97	-1.6%

[1]	Total North America statistics include properties for the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn, and SpringHill Suites brands. Select-Service and Extended-Stay composite statistics include properties for the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

[2]	Percentage change in statistics for the North American comparable company-operated properties for the calendar quarter January 1 – March 31, 2003 versus the same period in 2002:

	REVPAR		Occupancy			Average Daily Rate
Brand	2003 vs. 2002		2003 vs. 2002			2003 vs. 2002
Marriott Hotels & Resorts	$93.60	-4.8%	67.5%	-1.7	% pts.	$138.76	-2.4%
The Ritz-Carlton	$161.97	-0.8%	63.5%	-2.0	% pts.	$255.08	2.3%
Renaissance Hotels & Resorts	$85.54	-1.9%	64.3%	0.2	% pts.	$133.11	-2.2%
Composite—Full-Service	$96.90	-4.0%	66.7%	-1.4	% pts.	$145.26	-1.9%
Residence Inn	$71.27	-5.5%	73.5%	-1.8	% pts.	$96.94	-3.2%
Courtyard	$60.89	-4.0%	64.9%	-1.3	% pts.	$93.80	-2.1%
TownePlace Suites	$39.96	-6.5%	63.9%	-7.9	% pts.	$62.53	5.0%
SpringHill Suites	$49.53	5.7%	59.9%	2.3	% pts.	$82.68	1.6%
Composite—Select-Service & Extended-Stay	$61.87	-4.2%	67.0%	-1.7	% pts.	$92.29	-1.8%
Total North America	$83.88	-4.1%	66.8%	-1.5	% pts.	$125.52	-1.9%

MARRIOTT INTERNATIONAL, INC.

Key Lodging Statistics

International Comparable Company-Operated Properties[1]

	First Quarter
	REVPAR		Occupancy		Average Daily Rate
Region	2003 vs. 2002		2003 vs. 2002		2003 vs. 2002
Caribbean & Latin America	$111.03	14.5%	69.4%	6.6% pts.	$160.05	3.6%
Continental Europe	$68.89	-3.7%	57.3%	0.2% pts.	$120.27	-4.1%
United Kingdom	$98.49	-5.3%	67.7%	-5.2% pts.	$145.57	1.9%
Middle East & Africa	$61.81	33.3%	67.2%	11.2% pts.	$91.98	11.0%
Asia Pacific[2]	$64.87	8.7%	69.0%	4.7% pts.	$94.00	1.3%

Total International	$76.12	6.8%	65.3%	3.8% pts.	$116.64	0.6%

International Comparable Systemwide Properties[1]

	First Quarter
	REVPAR		Occupancy		Average Daily Rate
Region	2003 vs. 2002		2003 vs. 2002		2003 vs. 2002
Caribbean & Latin America	$102.07	16.3%	66.1%	6.3% pts.	$154.45	5.1%
Continental Europe	$65.04	-2.3%	54.6%	-0.3% pts.	$119.19	-1.8%
United Kingdom	$74.63	-9.2%	61.2%	-2.8% pts.	$122.01	-5.0%
Middle East & Africa	$60.57	34.1%	66.5%	11.7% pts.	$91.10	10.4%
Asia Pacific[2]	$68.12	7.2%	69.8%	3.9% pts.	$97.55	1.3%

Total International	$73.27	4.2%	63.3%	2.5% pts.	$115.79	0.1%

1  Statistics are in constant dollars and include results for January and February. Excludes North America.

2  Excludes Hawaii.

Total Lodging Products[3]

	Number of Properties		Number of Rooms/Suites
Brand	March 28, 2003 vs. March 22, 2002		March 28, 2003 vs. March 22, 2002

Full-Service Lodging
Marriott Hotels & Resorts	458	+30	168,107	+8,787
The Ritz-Carlton	52	+6	16,916	+1,551
Renaissance Hotels & Resorts	129	+5	46,907	+1,777
Ramada International	150	+13	21,874	+1,984

Select-Service Lodging
Courtyard	593	+31	85,352	+4,815
Fairfield Inn	508	+21	48,750	+2,002
SpringHill Suites	99	+12	11,368	+1,393

Extended-Stay Lodging
Residence Inn	431	+36	51,153	+4,455
TownePlace Suites	105	+6	10,806	+546
Marriott Executive Apartments	12	—	2,167	+99

Timeshare
Marriott Vacation Club International	44	—	7,211	+924
Horizons by Marriott Vacation Club International	2	—	212	+66
The Ritz-Carlton Club	4	—	204	+60
Marriott Grand Residence Club	2	+1	248	+49

Total	2,589	+161	471,275	+28,508

3  Total Lodging Products excludes the 3,920 corporate housing rental units.

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

(in millions, except per share amounts)

The reconciliation of the effective income tax rate from continuing operations to the effective income tax rate from continuing operations, excluding the impact of our Synthetic Fuel business is as follows:

	Continuing Operations
	Income from Continuing Operations	Synthetic Fuel Impact	Excluding Synthetic Fuel
Pre tax income (loss)	$47	($59)	$106
Tax (Provision)/Benefit	(17)	21	(38)
Tax Credits	57	57	—

Total Tax Benefit/(Provision)	40	78	(38)

Income from Continuing Operations	$87	$19	$68
Diluted Shares	243.6	243.6	243.6
Earnings per Share—Diluted	$0.36	$0.08	$0.28
Tax Rate	-83.7%		36.0%